COST SHARING AGREEMENT
THIS AGREEMENT made as of the 10th day of March, 2010.

BETWEEN:

MINCO GOLD CORPORATION, a corporation incorporated under the laws of British Columbia and having an address at Suite 2772 - 1055 West Georgia Street Vancouver, British Columbia, V6E 3P3

("Minco Silver")

AND:
MINCO SILVER CORPORATION, a corporation incorporated under the laws of British Columbia and having an address at Suite 2772 - 1055 West Georgia Street Vancouver, British Columbia, V6E 3P3

("Minco Gold")

WHEREAS:

a)
Minco Gold is a junior mineral exploration company and the parent company to Minco Mining (China) Corporation who holds a 51% interest in Guangzhou Mingzhong Mining Co. Ltd. ("Mingzhong"), a cooperative joint-venture established to explore and develop the Changkeng gold project (the "Changkeng Property") located in southern China approximately forty five (45) kilometers south west of Guangzhou, the capital city of Guandong Province.

b)	Minco Gold has the right to earn up to a 51% interest in the Changkeng Property with a total capital contribution of RMB$51,000,000.

c)
On August 20, 2004 Minco Gold assigned to Minco Silver a junior mineral resource company that controls 100% of the Fuwan Silver Project adjoining the Changkeng Property the right to earn up to a corresponding 51% interest in the Changkeng Property's silver mineralization (the "Changkeng Silver Mineralization").

d)	In 2007 Mingzhong was granted a business license to explore and develop the Changkeng Property underlying the reconnaissance survey exploration permit #T01120080102000011 (the "Changkeng Permit").

e)	In January 2008 Mingzhong purchased a 100% interest in the Changkeng Permit for the acquisition cost of RMB$48,363,300 of which Minco Gold is responsible for 51% orRMB$24,665,283.

f)
Minco Gold and Minco Silver wishes to share in Minco Gold's costs associated with the acquisition of the Changkeng permit and the costs associated with the exploration and development of the Changkeng Property.

NOW  THEREFORE  THIS  AGREEMENT  WITNESSES  that  in  consideration  of the agreements and payments provided herein, the parties agree as follows:

1.   COST SHARING

1.1
Changkeng Permit Acquisition - Minco Silver shall be responsible pay to Minco Gold thirty percent (30%) of Minco Gold's obligation to pay up to a fifty one percent (51%) contribution to Mingzhong's acquisition cost of RMB$48,363,300 to purchase the Changkeng Permit or RMB$7,399,584.90. The parties acknowledge that, as of the date of this Agreement, Minco Silver has paid Minco Gold the sum of C$1,205,298 in full satisfaction of the foregoing obligation.

1.2
Changkeng Silver Mineralization Costs - Minco Silver shall reimburse 100% of Minco Gold's exploration and development costs associated with the Changkeng Silver Mineralization which, for greater certainty, represents a portion of Minco Gold's obligation to make payment to Mingzhong of 51% of the total costs of exploration and development on the Changkeng Silver Mineralization. As at the date of this Agreement, the parties acknowledge that Minco Silver has paid the sum of C$207,710 to Minco Gold for work conducted in 2008 in relation to the Changkeng Silver Mineralization and which represents 51% of the total amount of C$407,275 expended by Mingzhong on the Changkeng Silver Mineralization.

2.   GENERAL

2.1
Entire Agreement - This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

2.2 2.3
Successors - This Agreement shall enure to the benefit of and be binding upon each of the parties and their respective heirs and successors.

Assignment - this Agreement may not be assigned by either party.

2.4
Governing Law - This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and each of parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia.

2.5
Further Assurances - Each party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.